As filed with the Securities and Exchange Commission on July 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRONTIER COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-0619596
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3 High Ridge Park Stamford, Connecticut	06905
(Address of Principal Executive Offices)	(Zip Code)

Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees

Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates

Frontier Communications Corporate Services Inc. Management 401(k) Plan

(Full Title of Plans)

Donald R. Shassian Executive Vice President and Chief Financial Officer Frontier Communications Corporation 3 High Ridge Park Stamford, Connecticut 06905	Copies to: David M. Eaton Kilpatrick Stockton LLP 1100 Peachtree Street, N.E., Suite 2800 Atlanta, Georgia 30309 (404) 815-6500
(Name and Address of Agent for Service)

(203) 614-5600
Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.25 per share	5,000,000	$7.315	$36,575,000	$2,608.00

(1)	Attached to each share of Common Stock, par value $0.25 per share (“Common Stock”) is a right to purchase a fraction of a share of the registrant’s Series A Participating Preferred Stock, $0.01 par value per share (“Preferred Stock Purchase Rights”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover an indeterminate amount of employee benefit plan interests to be offered or sold pursuant to each plan described herein.
(2)	Pursuant to Rule 416(b), the number of shares of Common Stock (and associated Preferred Stock Purchase Rights) being registered shall be adjusted to include any additional securities that may become issuable in connection with, or as a result of, stock splits, stock dividends or similar transactions.
(3)	Determined on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on June 29, 2010 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in (1) the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees; (2) the Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates; and (3) the Frontier Communications Corporate Services Inc. Management 401(k) Plan (collectively, the “Plans”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed or to be filed by Frontier Communications Corporation (the “Company” or the “registrant”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•

The Company’s Current Reports on Form 8-K filed on January 5, January 27, January 29 (two reports), February 9, February 11, February 17, February 18, February 22, March 1, March 10, March 24 (except as to Item 7.01 and Exhibits 99.1, 99.2, 99.3 and 99.4), March 26, March 29, April 1, April 7, April 12, April 16, April 19, April 21, May 11, May 12, May 14, May 20, May 21, June 4, June 17 and July 1, 2010; and

•

The description of the Company’s Common Stock, par value $0.25 per share, and the associated rights to purchase a fraction of a share of the Company’s Series A Participating Preferred Stock, $0.01 par value per share, contained in the Company’s Current Report on Form 8-K filed on July 1, 2010, which description updates the Company’s Registration Statements on Form 8-A filed on March 22, 2002 and February 4, 1992.

The information incorporated by reference in this registration statement, and information that the Company and the Plans subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold, is considered to be a part of this registration statement and will automatically update and supersede any earlier information.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The DGCL also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL further provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

As permitted by Sections 102 and 145 of DGCL, the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), eliminates the liability of a director to the Company and its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability under Section 174 of DGCL, for any breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The Company’s By-laws provide that to the fullest extent permitted by applicable law as then in effect, the Company shall indemnify any person (an “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors, administrators and legal representatives. The right to indemnification conferred in the Company’s By-laws includes the right to receive payment of any expenses incurred by the Indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, consistent with applicable law as then in effect.

The above discussion of the DGCL and the Certificate of Incorporation and By-laws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Certificate of Incorporation and the By-laws.

The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following instruments and documents are included as exhibits to this registration statement.

Exhibit No.	Description

5.1	Opinion of Kilpatrick Stockton LLP.

5.2	Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service ( “IRS”) determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plans and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24	Powers of Attorney (included in signature page of the Registration Statement).

99.1	Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees.

99.2	Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates.

99.3	Frontier Communications Corporate Services Inc. Management 401(k) Plan.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 1st day of July, 2010.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Donald R. Shassian
Donald R. Shassian
Executive Vice President and Chief Financial Officer

We, the undersigned directors and officers of the Company, hereby severally constitute and appoint Donald R. Shassian and Robert J. Larson, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign for us in our name in the capacities indicated below, any and all amendments to this registration statement on Form S-8 filed by the Company with the SEC, and generally to do all such things in our name and behalf in such capacities to enable the Company to comply with the provisions of the Securities Act, and all requirements of the SEC, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 1, 2010.

SIGNATURE	TITLE

/s/ Mary Agnes Wilderotter
Mary Agnes Wilderotter	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Donald R. Shassian
Donald R. Shassian	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Robert J. Larson
Robert J. Larson	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Leroy T. Barnes, Jr.
Leroy T. Barnes, Jr.	Director

/s/ Peter C.B. Bynoe
Peter C.B. Bynoe	Director

/s/ Jeri B. Finard
Jeri B. Finard	Director

/s/ William M. Kraus
William M. Kraus	Director

/s/ Howard L. Schrott
Howard L. Schrott	Director

/s/ Larraine D. Segil
Larraine D. Segil	Director

/s/ David H. Ward
David H. Ward	Director

/s/ Myron A. Wick, III
Myron A. Wick, III	Director

We, the undersigned trustees (or other persons who signed on behalf of the Plans), hereby severally constitute and appoint Donald R. Shassian and Robert J. Larson, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign for us in our name in the capacities indicated below, any and all amendments to this registration statement on Form S-8 filed by the Company with the SEC, and generally to do all such things in our name and behalf in such capacities to enable the Company to comply with the provisions of the Securities Act, and all requirements of the SEC, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefits plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 1st day of July, 2010.

FRONTIER COMMUNICATIONS CORPORATE SERVICES INC. SAVINGS AND SECURITY PLAN FOR WEST REGION HOURLY EMPLOYEES

By:	FRONTIER COMMUNICATIONS CORPORATION,
as Plan Administrator

	By:	/s/ Donald R. Shassian
Donald R. Shassian
Executive Vice President and Chief Financial Officer

FRONTIER COMMUNICATIONS CORPORATE SERVICES INC. SAVINGS AND SECURITY PLAN FOR MID-ATLANTIC ASSOCIATES

By:	FRONTIER COMMUNICATIONS CORPORATION,
as Plan Administrator

	By:	/s/ Donald R. Shassian
Donald R. Shassian
Executive Vice President and Chief Financial Officer

FRONTIER COMMUNICATIONS CORPORATE SERVICES INC. MANAGEMENT 401(K) PLAN

By:	FRONTIER COMMUNICATIONS CORPORATION,
as Plan Administrator

	By:	/s/ Donald R. Shassian
Donald R. Shassian
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Kilpatrick Stockton LLP.

5.2	Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service ( “IRS”) determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plans and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24	Powers of Attorney (included in signature page of the Registration Statement).

99.1	Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees.

99.2	Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates.

99.3	Frontier Communications Corporate Services Inc. Management 401(k) Plan.